Exhibit 99.1

March 25, 2003



Pep Boys Announces Share Repurchase Program
Declares Quarterly Dividend


The Pep Boys - Manny, Moe & Jack (NYSE: "PBY"), the nation's leading full-service automotive aftermarket chain, announced that its Board of Directors has authorized a share repurchase program for the purchase of up to $25 million of its outstanding common stock. Share repurchases may be made from time to time in the open market or in privately negotiated transactions.

Pep Boys also announced that its Board of Directors approved the payment of the next quarterly dividend of $.0675 per share on April 28, 2003, to holders of record on April 14, 2003. The annual dividend of $.27 per share currently yields 3.5%. Pep Boys has paid a quarterly cash dividend on an uninterrupted basis since 1950.


Pep Boys has 629 stores and over 6,500 service bays in 36 states and Puerto Rico. Along with its vehicle repair and maintenance capabilities, the company also serves the commercial auto parts delivery market and is one of the leading sellers of replacement tires in the United States. Customers can find the nearest location by calling 1-800-PEP-BOYS or by visiting pepboys.com.

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Notes: Certain statements made herein, including those discussing management's expectations for future periods, are forward-looking and involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements due to factors beyond the control of the Company, including the strength of the national and regional economies and retail and commercial consumers' ability to spend, the vibrancy of the various sectors of the market that the Company serves, the weather in geographical regions with a high concentration of the Company's stores, competitive pricing, location and number of competitors' stores and product and labor costs. Further factors that might cause such a difference include, but are not limited to, the factors described in the Company's filings with the Securities and Exchange Commission.


Contact: George Babich, President  & CFO
3111 West Allegheny Avenue, Philadelphia, PA  19132
Phone:  215-430-9720    Fax:  215-430-4661
E-mail address: investorrelations@pepboys.com